EXHIBIT 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. SELLS AVAILABLE FOR SALE SECURITIES AND REDEEMS TRUST PREFERRED SECURITIES

San Juan, Puerto Rico, December 22, 2006 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) announced today that it has completed a review of its available for sale investment portfolio in view of changes in market conditions and other asset/liability management considerations and decided to strategically reposition this portfolio in an effort to improve our net interest margin in the future.

The repositioning involved the open market sale on December 21, 2006 of approximately $49.9 million of FHLB and mortgage backed securities with a weighted average book yield of 3.83%. Also, as part of the effort to improve our net interest margin, on December 18, 2006, we redeemed $25.8 million of floating rate junior subordinated deferrable interest debentures (the “Debentures”) bearing an interest rate of 8.99% at the time of redemption, as further explained below.

For the fourth quarter ending December 31, 2006, the Company anticipates a pre-tax loss from these transactions of approximately $1.7 million, or about $0.09 per share on a fully-diluted basis, comprised of: (i) a net loss of $1.1 million on the sale of the investment securities described above, and (ii) a write-off of approximately $626,000 in unamortized placement costs related to the redeemed trust preferred securities. The estimated after-tax loss related to these transactions is $1.4 million, or about $0.07 per share on a fully-diluted basis.

The aforementioned net loss on the sale of investment securities was previously reflected as unrealized losses within accumulated other comprehensive loss in the stockholders’ equity section of the Company’s consolidated balance sheet at the time of the sale. Accordingly, the realized loss on the sale of investment securities did not impact the Company’s total stockholders’ equity.

The redemption of the $25.8 million in Debentures, the write-off of the $626,000 unamortized placement costs, and the $1.1 million after-tax loss related to the sale of securities previously mentioned will reduce our regulatory capital, however, after both transactions, the Company will remain above adequacy guidelines for a well capitalized institution.

With respect to the redemption of the $25.8 million of floating rate subordinated debentures, assuming an interest rate of 8.99%, which was the actual interest rate paid on these capital securities for the three-month period immediately prior to December 17, 2006, the Company expects this transaction to result in savings of approximately $2.3 million in interest expense on notes payable to statutory trusts for fiscal year 2007. These funds were substituted with brokered deposits maturing between one and four years with an estimated weighted average cost of approximately 5.26%. Management expects that net interest margin in 2007 will improve as a result of reduced cost of borrowings resulting from this transaction.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer said: “Given the market pressures resulting from the prolonged flatness of the yield curve, this proactive restructuring of our balance sheet provides us the opportunity to strategically move off certain securities carried at low book yields and, most important, to improve our net interest margin.”

Redemption of Debentures

On December 18, 2001, Eurobank Statutory Trust I, a special purpose statutory trust subsidiary of the Company (the “Trust”), issued $25,000,000 of floating rate Trust Preferred Capital Securities Series 1 due in 2031 (the “Trust Preferred Securities”) with a liquidation amount of $1,000 per security, with option to redeem in five years. Distributions payable on the Trust Preferred Securities are payable at an annual rate equal to 5.60% beginning on (and including) the date of original issuance and ending on (but excluding) March 18, 2002, and at an annual rate for each successive period equal to the three-month LIBOR, plus 3.60% with a ceiling rate of 12.50%. The Trust Preferred Securities are fully and unconditionally guaranteed by the Company.

Also on December 18, 2001, pursuant to an Indenture dated December 18, 2001 (the “Indenture”) by and between the Company, as issuer, and U.S. Bank National Association (as successor to State Street Bank and Trust Company of Connecticut, N.A.), as trustee for the Trust, the Company issued $25,774,000 of floating rate junior subordinated deferrable interest debentures (the “Debentures”) to the Trust due in 2031. The terms of the Debentures, which comprise substantially all of the assets of the Trust, are the same as the terms of the Trust Preferred Securities. In connection with the redemption, the Company wrote off approximately $626,000 in unamortized placement cost as of December 18, 2006.

On November 2, 2006, the Company notified the trustee for the Trust that it was going to redeem the Debentures on December 18, 2006 as permitted by the Indenture. Accordingly, on December 18, 2006, the Company redeemed the Debentures in full for $25,774,000, upon which the Trust redeemed all of the Trust Preferred Securities.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.